EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

Contacts:	Media:	Joanna Lambert	Michael O’Neill
		212-640-9668	212-640-5951
		joanna.g.lambert@aexp.com	mike.o’neill@aexp.com

Investors/Analysts:		Toby Willard	Ron Stovall
		212-640-1958	212-640-5574
		sherwood.s.willardjr@aexp.com	ronald.stovall@aexp.com

FINAL

AMERICAN EXPRESS REPORTS SECOND QUARTER EPS OF $0.84,
UP SIGNIFICANTLY FROM A YEAR AGO

(Millions, except per share amounts)
	Quarters Ended June 30,		Percentage Inc/(Dec)	Six Months Ended June 30,		Percentage Inc/(Dec)
	2010	2009		2010	2009
Total Revenues Net of Interest Expense1	$6,858	$6,092	13%	$13,464	$12,018	12%

Income From Continuing Operations	$1,017	$342	#	$1,902	$785	#
Loss From Discontinued Operations	$-	$(5)	#	$-	$(11)	#
Net Income	$1,017	$337	#	$1,902	$774	#

Earnings Per Common Share – Diluted:
Income From Continuing Operations Attributable to Common Shareholders2	$0.84	$0.09	#	$1.57	$0.41	#
Loss From Discontinued Operations	$–	$-	-	$-	$(0.01)	#
Net Income Attributable to Common Shareholders2	$0.84	$0.09	#	$1.57	$0.40	#
Average Diluted Common Shares Outstanding	1,197	1,165	3%	1,194	1,161	3%
Return on Average Equity	23.5%	13.2%		23.5%	13.2%
Return on Average Common Equity	23.2%	12.0%		23.2%	12.0%

# Denotes a variance of more than 100%

1 Refer to discussion regarding revenue drivers on page 2 of earnings release.
2 Represents income from continuing operations or net income, as applicable, less (i) accelerated preferred dividend accretion of $212 million for the three and six months ended June 30, 2009 due to the repurchase of preferred shares from the U.S. Treasury Department, (ii) preferred shares dividends and related accretion of $22 million and $94 million for the three and six months ended June 30, 2009, and (iii) earnings allocated to participating share awards and other items of $13 million and $1 million for the three months ended June 30, 2010 and 2009, respectively, and $25 million and $5 million for the six months ended June 30, 2010 and 2009, respectively.

New York – July 22, 2010 - American Express Company (NYSE: AXP) today reported second-quarter net income of $1 billion, up from $337 million a year ago. Diluted per share net income was $0.84, up from $0.09 a year ago. The year-ago results include a per share reduction of $0.18 from a repurchase of preferred shares from the U.S. Department of the Treasury.

Consolidated total revenues net of interest expense were $6.9 billion, up 13% percent from $6.1 billion a year ago. The increase was the result of the consolidation of securitized cardmember loans and related debt onto the balance sheet in the first quarter3. Revenues also reflect higher cardmember spending, offset by a smaller loan portfolio and lower yields on both the securitized and non-securitized portions of the portfolio.

Consolidated provisions for losses totaled $652 million compared to $1.6 billion in the year-ago period, reflecting continued improvement in credit quality for the charge and credit card portfolios3.

Consolidated expenses totaled $4.6 billion, up 13 percent from $4.1 billion a year ago, reflecting higher investment in business building initiatives and higher rewards costs.

The company's return on average equity (ROE) was 23.5 percent, up from 13.2 percent a year ago. Return on average common equity (ROCE) was 23.2 percent,  up from 12 percent a year ago.

“Cardmember spending rose 16 percent and improved credit indicators continued the year-long trend that began last spring,” said Kenneth I. Chenault, chairman and chief executive officer.

“Spending rose across all segments with the largest increases coming from corporate cards, cards issued by our bank partners, charge cards and premium co-brand products where many cardmembers tend to pay in full each month.

“While the economic environment remains uneven, our net income and billed business are back at, or near, their pre-recession levels. Some of the year-over-year improvement represents an initial return on our investments in the business, but the large percentage increases also reflect comparisons with last year's recessionary levels.

3
Upon the adoption of new accounting standards governing the accounting for transfers of financial assets and consolidation of variable interest entities on January 1, 2010, the company began consolidating the assets and liabilities of its previously unconsolidated American Express Credit Account Master Trust (Lending Trust). Among the changes arising from the consolidation of the Lending Trust, expenses related to written-off securitized cardmember loans moved from revenues net of interest expense into provisions for losses.

“While spending among affluent consumers and businesses remains strong, today's cardmembers are borrowing less and paying down more of their outstanding debt. Over the last several quarters, this has translated into lower interest revenue.

“We remain focused on charge – or pay-in-full - products, fee-based revenues, and on expanding our high quality cardmember base. In all, these factors have helped to improve our risk profile during the past year.

“We remain cautious about the economy and the challenging regulatory environment. We also recognize that the grow-over comparisons will be more difficult in the second half. Nonetheless, there are significant opportunities to build on the momentum of the last year. We plan to maintain our investments in the business at substantial levels, and dedicate resources to select partnerships and acquisitions.”

Year-ago results included $182 million ($118 million after-tax) of net reengineering charges and a $211 million ($135 million after-tax) gain on the sale of a portion of the company's equity holding in Industrial and Commercial Bank of China (ICBC).

The effective tax rate of 36 percent for the second quarter of 2010 includes the impact of a $44 million tax-related charge.

Segment Results

U.S. Card Services reported second-quarter net income of $522 million, compared with a loss of $153 million a year ago.

Total revenues net of interest expense increased 27 percent to $3.6 billion from $2.9 billion. The increase was the result of the consolidation of securitized cardmember loans and related debt onto the balance sheet in the first quarter3. Revenues also reflect higher cardmember spending, offset by a smaller loan portfolio and lower yields on the portfolio.

Provisions for losses totaled $519 million, down 56 percent from $1.2 billion a year ago. The decline reflected continued improvement in credit quality for the charge and credit card portfolios3.

Total expenses increased 18 percent. Marketing, promotion, rewards and cardmember services expenses increased 36 percent from the year-ago period, reflecting increased investments in marketing and promotion and higher rewards costs. Salaries and employee benefits and other operating expenses decreased 2 percent from year-ago levels, reflecting in part a year-over-year accounting benefit from hedging the company's fixed rate debt.

International Card Services reported second-quarter net income of $160 million, compared to $78 million a year ago.

Total revenues net of interest expense were $1.1 billion, comparable with the year-ago quarter.

Provisions for losses totaled $90 million, down 70 percent from $302 million a year ago. The decline reflected continued improvement in credit quality for the charge and credit card portfolios.

Total expenses increased 10 percent. Marketing, promotion, rewards and cardmember services expenses increased 31 percent from year-ago levels, reflecting increased investments in marketing and promotion and higher rewards costs.  Salaries and employee benefits and other operating expenses decreased 3 percent from year-ago levels.

Global Commercial Services reported second-quarter net income of $117 million, compared to $67 million a year ago. Net income in the current quarter reflected the previously discussed $44 million tax-related charge.

Total revenues net of interest expense increased 9 percent to $1.1 billion, from $998 million, reflecting increased spending by corporate cardmembers and higher travel commissions and fees.

Provisions for losses totaled $28 million, down 47 percent from $53 million a year ago. The decline reflected continued improvement in credit performance.

Total expenses decreased 4 percent. Marketing, promotion, rewards and cardmember services expenses increased 45 percent from the year-ago period, primarily reflecting higher rewards costs. Salaries and employee benefits and other operating expenses decreased 9 percent from the year-ago period, which included a net reengineering charge.

Global Network & Merchant Services reported second-quarter net income of $269 million, up 13 percent from $239 million a year ago.

Total revenues net of interest expense increased 17 percent to $1.1 billion, reflecting higher merchant-related revenues driven by an increase in global card billed business, as well as an increase in revenues from Global Network Services' bank partners.

Total expenses increased 24 percent. Marketing and promotion expenses increased 122 percent from the year-ago period, reflecting increased brand, network and merchant-related investments. Salaries and employee benefits and other operating expenses increased 2 percent.

Corporate and Other reported second-quarter net expense of $51 million compared with net income of $111 million a year ago. The results for both periods reflected income of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements. The second quarter 2009 results also included the ICBC gain discussed previously.

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

***
The 2010 Second Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss second-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site.  A replay of the conference call will be available later today at the same web site address.

Cautionary Note Regarding Forward-looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “plan”, “aim”, “will”, “may”, “should”, “could”, “would”, “likely”, and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:  the Company’s net interest yield on U.S. cardmember loans not trending over time to historical levels as expected, which will be influenced by, among other things, the effects of The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”) and regulations adopted pursuant thereto, including the regulations requiring the Company to periodically reevaluate APR increases, interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the Company’s cardmember acquisition strategy, product mix, credit actions, including line size and other adjustments to credit availability, and pricing changes; changes in laws or government regulations, including, in the United States, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which is subject to further extensive rulemaking and the implications of which are not fully known at this time; the impact of the provisions of the Dodd-Frank Act permitting merchants to discount or provide in-kind incentives for the use of one form of payment versus another, which will depend in part on merchants’ inclination to implement and invest in differentiated pricing and consumers’ behavior in choosing among different value propositions offered through various payment products; the difference between the Company’s discount rate to merchants and the discount rate for debit transactions to be established by the Federal Reserve; the Company’s ability to exceed for 2010 its on-average, over-time earnings per share growth target of 12 percent to 15 percent per annum, which will depend on, among other things, the factors described above and below, including the level of consumer and business spending, credit trends, expense management, currency and interest rate fluctuations and general economic conditions, such as consumer confidence, unemployment, the housing market, the health of state economies and GDP growth; consumer and business spending on the Company’s credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers’ spending, and sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, and expand the Global Network Services business; the potential impact of the CARD Act and regulations adopted by federal bank regulators relating to certain credit and charge card practices, including, among others, the imposition by card issuers of interest rate increases on outstanding balances and the allocation of payments in respect of outstanding balances with different interest rates, which could have an adverse impact on the Company’s revenues and net income to the extent that the Company’s efforts to offset the effects of the legislation and the rules are not effective; the potential impact of the regulations under the CARD Act that limit the fees that may be assessed to cardmembers for late payments, which depends on, among other things, cardmember payment behavior and the number of late paying cardmembers; the Company’s ability to manage credit risk related to consumer debt, business loans, merchants and other credit trends, which will depend in part on (i) the economic environment, including, among other things, the housing market, the rates of bankruptcies and unemployment, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company’s card products, (ii) the effectiveness of the Company’s credit models and (iii) the impact of recently enacted statutes and proposed legislative initiatives affecting the credit card business, including, without limitation, the CARD Act; the impact of the Company’s efforts to deal with delinquent cardmembers in the current challenging economic environment, which may affect payment patterns of cardmembers and the perception of the Company’s services, products and brands; the Company’s write-off rates over the next several quarters may increase or decrease from current levels, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, including the “roll rates” of loans going from current to past due status, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans; fluctuations in interest rates (including fluctuations in benchmarks, such as LIBOR and other benchmark rates that may give rise to basis risk, and credit spreads), which impact the Company’s borrowing costs, return on lending products and the value of the Company’s investments; the actual amount to be spent by the Company on investments in the business for the remainder of 2010, including on marketing, promotion, rewards and cardmember services and certain other operating expenses, which will be based in part on management’s assessment of competitive opportunities and the extent of provision benefit, if any, the Company receives from improved credit performance in its card portfolios; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; fluctuations in foreign currency exchange rates; the Company’s ability to grow its business and generate excess capital and earnings in a manner and at levels that will allow the Company to return a portion of capital to shareholders, which will depend on the Company’s ability to manage its capital needs, and the effect of business mix, acquisitions and rating agency and regulatory requirements, including those arising from the Company’s status as a bank holding company; the ability of the Company to meet its objectives with respect to the growth of its brokered retail CD program, brokerage sweep account program and its direct deposit initiative, which will depend in part on customer demand, the perception of the Company’s brand and regulatory capital requirements; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company’s brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services’ bank partners in the United States with the benefits of greater cardmember loyalty and higher spend per customer and benefits merchants through, among other things, greater transaction volume and additional higher spending customers; the ability of the Global Network Services business to meet the performance requirements called for by the Company’s settlements with MasterCard and Visa; trends in travel and entertainment spending and the overall level of consumer confidence; the uncertainties associated with business acquisitions, including, among others, the failure to realize anticipated business retention, growth and cost savings, as well as the ability to effectively integrate the acquired business into the Company’s existing operations; the success, timeliness and financial impact (including costs, cost savings, and other benefits, including increased revenues), and beneficial effect on the Company’s operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the internet to save costs, and planned staff reductions relating to certain of such reengineering actions, including, the ability of the Company to generate an annualized level of greater than $500 million of gross expense savings by 2012 from reengineering actions in its Global Services unit; the Company’s ability to reinvest the benefits arising from such reengineering actions in its businesses; bankruptcies, restructurings, consolidations or similar events affecting the airline or any other industry representing a significant portion of the Company’s billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company’s businesses and/or negative changes in the Company’s and its subsidiaries’ credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; the ability of the Company to satisfy its liquidity needs and execute on its funding plans, which will depend on, among other things, the Company’s future business growth, its credit ratings, market capacity and demand for securities offered by the Company, performance by the Company’s counterparties under its bank credit facilities and other lending facilities, regulatory changes, the Company’s ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions; accuracy of estimates for the fair value of the assets in the Company’s investment portfolio and, in particular, those investments that are not readily marketable; the Company’s ability to invest in technology advances across all areas of its business to stay on the leading edge of technologies applicable to the payments industry; the Company’s ability to attract and retain executive management and other key employees; the Company’s ability to protect its intellectual property rights (IP) and avoid infringing the IP of other parties; the potential negative effect on the Company’s businesses and infrastructure, including information technology, of terrorist attacks, natural disasters, intrusion into our infrastructure by “hackers” or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; the potential failure of the United States Congress to extend the active financing exception to Subpart F of the Internal Revenue Code, which could increase the Company’s effective tax rate and have an adverse impact on net income; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the Company’s major businesses.  A further description of these and other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Report on Form 10-Q for the three months ended March 31, 2010, and its other reports filed with the SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated.

(Preliminary)

American Express Company
Consolidated Statements of Income

(Millions)

	Quarters Ended			Six Months Ended
	June 30,		Percentage	June 30,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$3,734	$3,305	13%	$7,200	$6,371	13%
Net card fees	520	532	(2)	1,041	1,064	(2)
Travel commissions and fees	434	407	7	820	772	6
Other commissions and fees	497	439	13	997	892	12
Securitization income, net (A)	N/A	(2)	—	N/A	139	—
Other	485	670	(28)	911	1,120	(19)
Total non-interest revenues	5,670	5,351	6	10,969	10,358	6
Interest income
Interest and fees on loans	1,657	1,081	53	3,432	2,373	45
Interest and dividends on investment securities	125	196	(36)	242	350	(31)
Deposits with banks and other	16	11	45	29	39	(26)
Total interest income	1,798	1,288	40	3,703	2,762	34
Interest expense
Deposits	137	105	30	265	190	39
Short-term borrowings	1	7	(86)	2	34	(94)
Long-term debt and other	472	435	9	941	878	7
Total interest expense	610	547	12	1,208	1,102	10
Net interest income	1,188	741	60	2,495	1,660	50
Total revenues net of interest expense	6,858	6,092	13	13,464	12,018	12
Provisions for losses
Charge card	96	237	(59)	323	573	(44)
Cardmember loans	540	1,303	(59)	1,228	2,717	(55)
Other	16	44	(64)	44	97	(55)
Total provisions for losses	652	1,584	(59)	1,595	3,387	(53)
Total revenues net of interest expense after provisions for losses	6,206	4,508	38	11,869	8,631	38

Expenses
Marketing and promotion	802	352	#	1,397	697	100
Cardmember rewards	1,198	1,029	16	2,416	1,875	29
Cardmember services	122	131	(7)	271	242	12
Salaries and employee benefits	1,315	1,370	(4)	2,642	2,623	1
Professional services	636	599	6	1,197	1,118	7
Occupancy and equipment	379	392	(3)	763	750	2
Communications	97	106	(8)	192	210	(9)
Other, net	62	111	(44)	144	154	(6)
Total	4,611	4,090	13	9,022	7,669	18
Pretax income from continuing operations	1,595	418	#	2,847	962	#
Income tax provision	578	76	#	945	177	#
Income from continuing operations	1,017	342	#	1,902	785	#
Loss from discontinued operations, net of tax	—	(5)	#	—	(11)	#
Net income	$1,017	$337	#	$1,902	$774	#
Income from continuing operations attributable to common shareholders (B)	$1,004	$107	#	$1,877	$474	#
Net income attributable to common shareholders (B)	$1,004	$102	#	$1,877	$463	#

# - Denotes a variance of more than 100%.

(A) In accordance with the new GAAP effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.

(B) Represents income from continuing operations or net income, as applicable, less (i) accelerated preferred dividend accretion of $212 million for the three and six months ended June 30, 2009 due to the repurchase of $3.39 billion of preferred shares issued as part of the Capital Purchase Program (CPP), (ii) preferred shares dividends and related accretion of $22 million and $94 million for the three and six months ended June 30, 2009, and (iii) earnings allocated to participating share awards and other items of $13 million and $1 million for the three months ended June 30, 2010 and 2009, respectively, and $25 million and $5 million for the six months ended June 30, 2010 and 2009, respectively.

(Preliminary)

American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	June 30,	December 31,
	2010	2009

Assets
Cash	$21	$16
Accounts receivable	37	38
Investment securities	17	24
Loans	53	30
Other assets	16	16
Total assets	$144	$124

Liabilities and Shareholders’ Equity
Customer deposits	$28	$26
Short-term borrowings	3	2
Long-term debt	69	52
Other liabilities	29	30
Total liabilities	129	110

Shareholders’ equity	15	14
Total liabilities and shareholders’ equity	$144	$124

(Preliminary)

American Express Company
Financial Summary

(Millions)

	Quarters Ended			Six Months Ended
	June 30,		Percentage	June 30,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,645	$2,881	27%	$7,183	$5,983	20%
International Card Services	1,108	1,113	—	2,247	2,157	4
Global Commercial Services	1,084	998	9	2,106	1,936	9
Global Network & Merchant Services	1,068	916	17	2,065	1,773	16
	6,905	5,908	17	13,601	11,849	15
Corporate & Other, including adjustments and eliminations	(47)	184	#	(137)	169	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$6,858	$6,092	13	$13,464	$12,018	12

Pretax income (loss) from continuing operations
U.S. Card Services	$828	$(256)	#	$1,505	$(278)	#
International Card Services	201	71	#	385	100	#
Global Commercial Services	240	94	#	376	216	74
Global Network & Merchant Services	417	366	14	832	752	11
	1,686	275	#	3,098	790	#
Corporate & Other	(91)	143	#	(251)	172	#

PRETAX INCOME FROM CONTINUING OPERATIONS	$1,595	$418	#	$2,847	$962	#

Net income (loss)
U.S. Card Services	$522	$(153)	#	$950	$(160)	#
International Card Services	160	78	#	311	130	#
Global Commercial Services	117	67	75	209	148	41
Global Network & Merchant Services	269	239	13	536	489	10
	1,068	231	#	2,006	607	#

Corporate & Other	(51)	111	#	(104)	178	#
Income from continuing operations	1,017	342	#	1,902	785	#
Loss from discontinued operations, net of tax	—	(5)	#	—	(11)	#

NET INCOME	$1,017	$337	#	$1,902	$774	#

# - Denotes a variance of more than 100%.

(Preliminary)

American Express Company
Financial Summary (continued)

	Quarters Ended				Six Months Ended
	June 30,		Percentage		June 30,		Percentage
	2010	2009	Inc/(Dec)		2010	2009	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$0.84	$0.09	#	%	$1.58	$0.41	#	%
Loss from discontinued operations	—	—	—		—	(0.01)	#
Net income attributable to common shareholders	$0.84	$0.09	#	%	$1.58	$0.40	#	%

Average common shares outstanding (millions)	1,190	1,162	2%		1,188	1,159	3%

DILUTED
Income from continuing operations attributable to common shareholders	$0.84	$0.09	#	%	$1.57	$0.41	#	%
Loss from discontinued operations	—	—	—		—	(0.01)	#
Net income attributable to common shareholders	$0.84	$0.09	#	%	$1.57	$0.40	#	%

Average common shares outstanding (millions)	1,197	1,165	3%		1,194	1,161	3%

Cash dividends declared per common share	$0.18	$0.18	—%		$0.36	$0.36	—%

Selected Statistical Information

	Quarters Ended			Six Months Ended
	June 30,		Percentage	June 30,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Return on average equity (A)	23.5%	13.2%		23.5%	13.2%
Return on average common equity (A)	23.2%	12.0%		23.2%	12.0%
Return on average tangible common equity (A)	30.0%	15.6%		30.0%	15.6%
Common shares outstanding (millions)	1,202	1,189	1%	1,202	1,189	1%
Book value per common share	$12.08	$11.28	7%	$12.08	$11.28	7%
Shareholders’ equity (billions)	$14.5	$13.4	8%	$14.5	$13.4	8%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity.